Exhibit 99.1

KULR's Xero Vibe Technology Lands Licensing Partnership with $2.35M Deal

Milestone IP Licensing Deal Expands Business Opportunities via New Business Model

HOUSTON / GLOBENEWSWIRE / October 02, 2024 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a global leader in sustainable energy management, today announced a licensing agreement for its proprietary vibration reduction technology named KULR Xero Vibe (“KXV”). The $2.35M landmark deal includes a $1.1M minimum guaranteed license and royalty fee, a unique opportunity for the licensee to purchase proprietary balancing equipment directly from KULR and additional revenue upside to KULR based on volume and technology upgrades. The licensee, a leading Japanese corporation, specializing in systems integration and the distribution of advanced semiconductor solutions, intends to use the KXV technology to balance industrial-scale fan systems used in data center computer cooling, HVAC and other industrial applications. KULR is exploring additional license opportunities based on geographic regions in tangential power-consuming applications, where KULR expects substantial upside revenue potential as product sales and royalty income scales along with its customers’ growth.

KULR’s KXV technology offers a transformative solution for balancing high-performance commercial fans running at speeds exceeding 33,000 RPM. These fans are critical for, among other things, cooling a growing number of AI-driven data center computer servers. The KXV system reduces vibration to virtually zero, optimizing cooling system performance and reducing energy consumption.

Michael Mo, KULR CEO, said, “Did you know a ChatGPT query uses almost 10 times as much electricity as a Google search? According to Goldman Sachs, AI will drive data centers power consumption by 160% from 1-2% of overall worldwide power consumption now to 3-4% by the end of the decade. By virtually eliminating vibration, KXV is a game-changer technology to make data center fan cooling systems more efficient and environmentally friendly, and help customers lower operational and capex cost.”

Additional Advantages of KULR’s KXV Technology

KXV technology not only improves cooling system energy efficiency but also offers several additional benefits for data centers:

•	Reduced Noise Enhances Work Environment: Lower vibration means quieter operations, contributing to a better working environment.
•	Increased Stability Improves Performance: Systems operate more smoothly and reliably, enhancing overall performance
•	Less Wear and Tear Reduces Both Capital Spending and Operating Expenses: Dramatic reduction in vibration decreases mechanical stress on fans and cooling systems, extending their lifespan and reducing maintenance costs.

Improving Data Center Cooling Efficiency

According to the United States Chamber of Commerce, energy consumption is the single largest operational expense for data centers, with cooling costs representing approximately 40% of total expenses. By leveraging KULR’s KXV technology to reduce energy use, companies can lower operational costs and move toward more sustainable practices. Microsoft’s partnership with Constellation Energy, Oracle’s shift toward nuclear power, and Vistra Energy’s rise as the top-performing stock on the S&P 500 year-to-date, underscore the importance of energy efficiency in today’s business landscape.

About KULR Technology Group Inc.

KULR Technology Group Inc. (NYSE American: KULR) delivers cutting edge energy storage solutions for space, aerospace, and defense by leveraging a foundation of in-house battery design expertise, comprehensive cell and battery testing suite, and battery fabrication and production capabilities. The Company’s holistic offering allows delivery of commercial-off-the-shelf and custom next generation energy storage systems in rapid timelines for a fraction of the cost compared to traditional programs. For more information, please visit www.kulrtechnology.com.

Safe Harbor Statement

This press release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on April 12, 2024, as may be amended or supplemented by other reports we file with the Securities and Exchange Commission from time to time. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether because of new information, future events or otherwise.

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